UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In light of the Federal Deposit Insurance Corporation’s seizure of Washington Mutual (“WaMu”), Prudential Financial, Inc. (the “Company”) reports that, as of September 25, 2008, securities issued by WaMu or its affiliates included in fixed maturities available for sale amounted to $18 million for the Financial Services Businesses and $0 million for the Closed Block Business based on amortized cost. Fair value at that date was approximately 30% of amortized cost for the Financial Services Businesses. The Company expects to record an other-than-temporary impairment for the quarter ending September 30, 2008 for securities issued by WaMu included in fixed maturities available for sale. The amount to be recorded as an other-than-temporary impairment for the quarter ending September 30, 2008 will be the difference between amortized cost and fair value at September 30, 2008.

Other-than-temporary impairments are reflected in realized investment gains (losses) and reduce income from continuing operations before income taxes and net income as determined under generally accepted accounting principles but are excluded from adjusted operating income of the Company’s Financial Services Businesses.

The Company has entered into other contractual and commercial arrangements with or involving WaMu but does not believe that any of these arrangements is material to the Company’s results of operations or cash flows in any particular quarterly or annual period.

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“Adjusted operating income” differs from, and should not be viewed as a substitute for, income from continuing operations before income taxes or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2008

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name:	Brian J. Morris
Title:	Vice President and Assistant Secretary